Exhibit 99.1

NOVAGOLD Reports First Quarter 2021 Financial Results

Donlin Gold Completes Its Successful, COVID-Free 2020 Drill Program

with Outstanding Assay Results

Higher Drilled Grade-Thickness than Predicted by Previous Modelling and New High-Grade Extensions Identified, Including Near Surface

Community Engagement is Further Strengthened in Response to the Global Pandemic

NOVAGOLD Has Strong $114 Million Treasury with a Further $75 Million Due in July 2021

The Donlin Gold project (“Donlin Gold” or the “project”) reported the remaining assay results for the 85-hole 23,361-meter drill program[1], which demonstrated higher drilled grade-thickness results than predicted by previous modeling, enabling an improved interpretation of gold mineralization controls

Following on from this success, additional confirmation and extension drilling are being planned for the upcoming field season. It is anticipated that, on the completion of the 2021 drilling program and a geologic model update, subject to a formal decision by the Donlin Gold LLC Board, the focus will then shift to updating the feasibility study

With key Federal and State permits in hand, Donlin Gold successfully advanced additional State permits

Donlin Gold, together with its Alaska Native Corporation partners, Calista Corporation (“Calista”) and The Kuskokwim Corporation (“TKC”), continued to carry out broad outreach programs in support of local communities as the effects of the global COVID-19 pandemic continued to be felt in Alaska

NOVAGOLD continues to maintain a strong treasury with $114.2 million in cash and term deposits as of February 28, 2021, plus receivables from Newmont Corporation (“Newmont”) amounting to $75 million due in July 2021 and an additional $25 million due in July 2023

March 31, 2021 - Vancouver, British Columbia – NOVAGOLD RESOURCES INC. (“NOVAGOLD” or “the Company”) (NYSE American, TSX: NG) today released its 2021 first-quarter financial results and an update on its Tier One2 gold development project Donlin Gold, which NOVAGOLD owns equally with Barrick Gold (“Barrick”).

Details of the financial results for the quarter ended February 28, 2021 are presented in the consolidated financial statements and annual report filed March 31, 2021 on Form 10-Q with the SEC that is available on the Company’s website at www.novagold.com, on SEDAR at www.sedar.com, and on EDGAR at www.sec.gov. All amounts are in U.S. dollars unless otherwise stated and all mineral resource and mineral reserve estimates are shown on a 100% project basis.

NOVAGOLD and Barrick, through a joint release issued on March 25, 20213, reported the last set of assay results from the successful 2020 drill program at Donlin Gold:

______________________

1 See NOVAGOLD media release dated March 25, 2021, “Donlin Gold Announces Assay Results from the Remaining 30 Percent of the 2020 Drill Program”.

2 NOVAGOLD defines a Tier One gold development project as one with a projected production life of at least 10 years, annual projected production of at least 500,000 ounces of gold, and average projected cash costs over the production life that are in the lower half of the industry cost curve.

3 See Footnote 1.

www.novagold.com
Page | 1

The 85-hole drill program, totaling 23,361 meters in the proposed ACMA and Lewis pit areas, was successfully carried out in order to further increase confidence in recent geologic modeling concepts.

Results in both the ACMA and Lewis deposit areas exceeded the previously modeled grade-thickness, with higher grades observed over narrower intervals, particularly in sedimentary rocks.

Data collected has resulted in an improved appreciation of the controls on mineralization.

With extensive communication and the application of health and safety protocols, there were zero COVID-19 cases at the project site and no Lost-Time Incidents.

Ten of the top intervals for the 2020 drill program were contained in the Donlin Gold joint media release issued subsequent to quarter-end[4]:

DC20-1937 intersected 103.88 m grading 6.1 g/t gold, starting at 390.19 m drilled depth, including a sub interval of 22.15 m grading 12.5 g/t, starting at 459.17 m drilled depth;

DC20-1871 intersected 41.91 m grading 11.61 g/t gold, starting at 30.35 m drilled depth;

DC20-1903 intersected 8.14 m grading 45.3 g/t gold, starting at 99.39 m drilled depth, including a sub interval of 6.84 m grading 52.1 g/t gold, starting at 99.39 m drilled depth;

DC20-1877 intersected 4.17 m grading 80.6 g/t gold, starting at 123.48 m drilled depth, including a sub interval of 3.15 m grading 106.2 g/t gold, starting at 124.50 m drilled depth;

DC20-1888 intersected 6.93 m grading 43.1 g/t gold, starting at 178.58 m drilled depth, including a sub interval of 3.25 m grading 90.5 g/t gold, starting at 180.26 m drilled depth;

DC20-1912 intersected 37.30 m grading 7.0 g/t gold, starting at 249.70 m drilled depth, including a sub interval of 3.30 m grading 24.5 g/t gold, starting at 251.70 m drilled depth;

DC20-1930 intersected 51.15 m grading 4.6 g/t gold, starting at 148.85 m drilled depth, including a sub interval of 7.60 m grading 12.4 g/t gold, starting at 182.40 m drilled depth;

DC20-1866 intersected 45.91 m grading 5.03 g/t gold, starting at 35.39 m drilled depth; 23.36 m grading 4.15 g/t gold, starting at 108.30 m drilled depth; and 30.28 m grading 4.20 g/t gold, starting at 226.53 m drilled depth;

DC20-1932 intersected 47.66 m grading 4.8 g/t gold, starting at 101.62 m drilled depth, including a sub interval of 4.00 m grading 19.5 g/t gold, starting at 143.28 m drilled depth; and,

DC20-1878 intersected 19.77 m grading 11.3 g/t gold, starting at 48.86 m drilled depth, including a sub interval of 7.00 m grading 25.2 g/t gold, starting at 54.86 m drilled depth.

The Board of Donlin Gold is considering additional confirmation and extension drilling in 2021 to expand upon recently obtained information into the continuity and structural controls of the higher-grade mineralization, which will be incorporated into the geological model.

______________________

4 Drill intercepts disclosed in the March 25, 2021 media release “Donlin Gold 2020 Announces Assay Results from the Remaining 30 Percent of the 2020 Drill Program” https://www.novagold.com/_resources/news/2021-03-25.pdf. Significant intervals represent drilled intervals and not necessarily true thickness of mineralization. Mineralized intervals meet or exceed 3 meters in length above 1 g/t. A maximum of 4 meters of continuous dilution (< 1 g/t) is permitted. g/t = grams per tonne; m = meters.

www.novagold.com
Page | 2

In the first quarter 2021, the following milestones were achieved:

Donlin Gold, together with Calista and TKC, continued their long-standing community engagement during the quarter:

In partnership with TKC, the Village of Crooked Creek, and Napaimute Tribe, Donlin Gold was again the lead sponsor of a project to construct and maintain the upper portions of a 200-mile ice road on the Kuskokwim River.

In mid-January, the Middle Kuskokwim village of Tuluksak with a population of approximately 370 had its water supply plant destroyed by fire, creating a health and safety crisis for the community. In the days following, Donlin Gold and several other community organizations, companies, and individuals stepped in to assist in the effort, providing drinking water, buckets for carrying and storing water, sanitary wipes, diapers, and other health supplies.

As part of Donlin Gold’s ongoing community engagement efforts, Friendship Agreements have been approved and signed by six communities (Akiak, Sleetmute, Napaimute, Crooked Creek, Napaskiak, and Nikolai) in the project’s region. These agreements with Donlin Gold expand upon the long-term relationships already established with these communities and address specific community needs such as water, sewer, and landfill projects; the ice road that connects remote villages in the Yukon-Kuskokwim (Y-K) region during winter; salmon studies; and suicide prevention programs.

With key Federal and State permits in hand, Donlin Gold advanced additional State permits:

In November 2020, the Alaska Department of Natural Resources (ADNR) published an initial public notice for comment on Donlin Gold’s 12 applications for water rights for the mine site and transportation facilities, which closed on December 15, 2020. Water rights are for local surface water sources and groundwater to be used for process water, dust control, fire protection, and potable water. In March 2021, ADNR introduced a second two-week public notice period, which closed March 26, 2021. It is anticipated that the ADNR will issue final decisions on the water rights applications in the first half of 2021.

In April 2020, the ADNR’s Division of Oil and Gas agreed to reconsider its decision on the State Right-of-Way (ROW) agreement and lease authorization for the buried natural gas pipeline. Under the reconsideration, on September 10, 2020, the ADNR issued for additional public comment a revised Consideration of Comments document. This document further describes how the ADNR is considering previous public input that was solicited in the ROW review, including how cumulative effects are addressed in the decision. The comment period on the document ended on November 9, 2020. It is expected that the ADNR will re-issue the ROW agreement and lease authorization in the first half of 2021.

Donlin Gold, working with its Native Corporation partners, continues to support the State of Alaska to advance other permits and certificates needed for the project.

President’s Message

Donlin Gold and Alaskan resilience

As spring arrives and many of us note the anniversary of the COVID-19 global pandemic, we all reflect on the past year and the challenges that affected our families, our communities, and our organizations. I am proud of the accomplishments of the NOVAGOLD, Barrick and Donlin Gold teams in executing the 2020 drill program while remaining ever-mindful of the risk posed by COVID-19 and adhering to the stricter health protocols put in place in our workplaces in response. By far, our most important objective in 2020 was to protect the health and safety of our workforce, contractors, and partners. Despite the added challenge of navigating a pandemic, all Donlin Gold 2020 drill program objectives were achieved and accomplished with zero COVID-19 cases on site and no Lost-Time Incidents.

www.novagold.com
Page | 3

By working closely with our partners at Barrick and our Alaska Native Corporation partners, Calista and TKC, we strengthened and deepened our relationships with local communities. The past year has reminded all of us at NOVAGOLD of the tenacity, resilience, and flexibility of our partners and our team. I extend my most sincere appreciation to Donlin Gold, its workforce, as well as Calista and TKC for their dedication to the highest standards of safety, social responsibility, and environmental stewardship.

The State of Alaska is a leader among the United States in COVID-19 vaccination availability, with Governor Dunleavy announcing in early March that vaccinations are now available to everyone aged 16 and older living and working in Alaska. The success of the vaccination campaign in the Y-K region can be credited in large part to the leadership of the Yukon-Kuskokwim Health Corporation (YKHC) and Native health partners, who made access to the vaccines at grocery stores possible without appointment, thereby removing a barrier for those who did not want to go to the hospital or did not have transportation. In addition, the YKHC made home visits to serve as an extension of the distribution network among village medical clinics. By February, the Y-K Delta became one of the Nation’s leaders in COVID-19 vaccination. This achievement bodes well for an eventual return to something close to normal life within the Y-K region where the Donlin Gold project is located.

Donlin Gold drill program and value

The hard work of the past year and first quarter of 2021 also yielded valuable results in the form of generating additional detailed information about the deposit. We are proud of the fact that, despite the global pandemic, we were able to carry out the largest drill program at Donlin Gold since 2008. We did so with extensive communication and application of strict health and safety protocols, resulting in zero COVID-19 cases at the project site and no Lost-Time Incidents. The knowledge we gained was enormous. We were gratified by the fact that drilled grade-thicknesses within both ACMA and Lewis deposits exceeded those predicted by previous modeling, with higher grades observed over narrower intervals, particularly in sedimentary rocks. These have bolstered our confidence in Donlin Gold’s recent geologic modeling concepts developed jointly by the Barrick and NOVAGOLD teams. We also encountered multiple high-grade extensions in both the intrusive (igneous) and sedimentary rocks, including near surface. One such near surface hit in drill hole DC20-1938 intersected 17.96 m grading 10.5 g/t gold. While impressive in its own right, this intercept included a sub-interval of 3.96 m grading 28.0 g/t gold starting at 1.83 m drilled depth5. The exceptional results Donlin Gold has received, from the outset right up to the latest set of results, is indicative of the extraordinary nature of this deposit.

Now, equipped with outstanding assay results from the 2020 drill program, we are well positioned to update our geologic model. and follow up on new targets. Additional confirmation and extension drilling is being planned for the 2021 field season after which it is anticipated that, on the completion of the updated geologic model and, subject to a formal decision by the Donlin Gold LLC Board, the focus will then shift to updating the feasibility study.

______________________

5 Drill intercept disclosed in the March 25, 2021 media release “Donlin Gold 2020 Announces Assay Results from the Remaining 30 Percent of the 2020 Drill Program” https://www.novagold.com/_resources/news/2021-03-25.pdf. Significant intervals represent drilled intervals and not necessarily true thickness of mineralization. Mineralized intervals meet or exceed 3 meters in length above 1 g/t. A maximum of 4 meters of continuous dilution (< 1 g/t) is permitted. g/t = grams per tonne; m = meters.

www.novagold.com
Page | 4

With approximately 39 million ounces of gold in measured and indicated mineral resources grading 2.24 grams per tonne6, Donlin Gold is indeed rare, particularly given that no new major gold discoveries have been made in the past four years. Furthermore, and perhaps more importantly, Donlin Gold’s grade, which is twice the industry average7, is simply incredible. Size and grade are not the only attributes that make Donlin Gold unique. The project has tremendous exploration potential, especially considering that its gold endowment is contained within only three kilometers of an eight-kilometer mineralized belt, itself limited to a mere five percent of the property.

Discussion of Donlin Gold’s unique status would not be complete without special recognition of the fact that it is located in Alaska, a Tier One jurisdiction8. In an environment in which governments can either physically or, through legislation or other means, effectively seize an asset, we are grateful that Donlin Gold is located in Alaska where there is a time-tested culture of support and respect for responsible and sustainable mine development. And in that regard, we are confident that NOVAGOLD’s seasoned management team, which has worked together since 2012, supported by its well-developed partnership with Barrick as well as Native Corporations, can advance this unique project up the value chain in a technically advanced, safe, as well as environmentally and socially responsible manner. Therefore, it is not surprising that NOVAGOLD has become a go-to investment for some of the wisest investors in the space.

Building better through community partnerships

Donlin Gold is fortunate to have time-tested partnerships with Calista and TKC, owners of the mineral and surface rights, respectively. The project’s location on private land specially designated for mining activities through the 1971 Alaska Native Claims Settlement Act is a key attribute that distinguishes it from most other mining assets in Alaska. Our commitment to meaningful tribal consultation throughout project development and permitting has been tested over decades of reliable and dependable engagement with the community. We are proud to provide significant economic and social benefits to the Y-K region.

In the first quarter of 2021, Donlin Gold continued outreach activities in support of local communities. These were carried out in strict adherence to COVID-19 protocols. In partnership with TKC, the village of Crooked Creek, and Napaimute Tribe, Donlin Gold was the lead sponsor of a project to construct and maintain the upper portions of an ice road on the Kuskokwim River and provide technical data to assist the road builder, including aerial photographs and ice measurements along the river. The work done on the ice road has greatly improved safety and access to nearby communities for residents in remote locations. At its completion in February 2021, the Kuskokwim ice road was approximately 200 miles long.

In mid-January, the village of Tuluksak with a population of about 370 in the Middle Kuskokwim region had its “washeteria” water purification plant destroyed by fire, creating a health and safety crisis for the community. As neighbors of the villages in the Y-K region and as a team largely made up of people from the area, Donlin Gold strives to aid communities with support and resources, particularly when health and safety are of concern. Donlin Gold worked closely with the Tuluksak Tribal Administrator and the tribal council to assess how Donlin Gold could best help and to coordinate support efforts. In the days following, Donlin Gold, together with several other community organizations, companies, and individuals, stepped in to assist – providing drinking water, buckets for carrying and storing water, sanitary wipes, diapers, and other health supplies. Donlin Gold team members traveled to Tuluksak via the ice road and delivered 100 five-gallon reusable containers of water to be distributed to each household in the community. They also backhauled a truck load of empty water bottles and brought them to Northern Air Cargo to be shipped to a recycling facility in Anchorage. Shortly after the fire, Donlin Gold worked with Alaska Commercial Company and Fox Air in Bethel to deliver to some 120 cases of water along with basic needs items, including paper towels, baby wipes, hand sanitizer as well as liquid and bar soap to the village as quickly as possible. Donlin Gold also arranged for DesertAir to donate a DC-3 flight directly from Anchorage to Tuluksak to bring a second delivery of water tanks, containers, and pumps, including hose assemblies, totes for washing and bathing, scrub brushes for cleaning, 50 more cases of water, and other supplies.

______________________

6 Donlin Gold data as per the Donlin Gold FS (as defined herein). Donlin Gold measured resources of approximately 8 Mt grading 2.52 g/t and indicated resources of approximately 534 Mt grading 2.24 g/t, each on a 100% basis and inclusive of mineral reserves. Mineral resources have been estimated in accordance with NI 43-101.

7 2020 average grade of open pit and underground deposits with gold as primary commodity and over 1Moz in measured and indicated resources is 1.12 g/t, sourced from S&P Global Market Intelligence.

8 NOVAGOLD considers Tier One jurisdictions to be any in the top 10 rank by the Investment Attractiveness Index in the Fraser Institute Annual Survey of Mining Companies, 2020. Alaska is ranked number 5.

www.novagold.com
Page | 5

Six Friendship Agreements formalizing current engagement with key local Y-K region communities have been finalized to date (Akiak, Sleetmute, Napaimute, Crooked Creek, Napaskiak, and Nikolai). These agreements include educational, environmental, social and economic development initiatives to support the villages. Additionally, Donlin Gold continued its long-term support of a team from the Y-K region for the annual Iron Dog snowmobile race in February. Donlin Gold also worked with TKC, the State of Alaska and the Alaska Native Tribal Health Consortium in an initiative to upgrade – as well as improve the health and safety standards of – water and sewer services in Middle Kuskokwim area communities. These partnerships, activities, and programs demonstrate NOVAGOLD’s, as well as Barrick’s, commitment to sustainable and responsible development for the benefit of all stakeholders in the Y-K region.

Advancing permits and creating value

During the quarter, Donlin Gold continued to work with State agencies, in coordination with its Native Corporation partners, to advance remaining permits and approvals needed for the project. The ADNR published a public notice for comment on Donlin Gold’s 12 applications for water rights for the mine site and transportation facilities, which closed on December 15, 2020. Water rights are for local surface water sources and groundwater to be used for process water, dust control, fire protection and potable water. In the first quarter, with Donlin Gold’s support, ADNR introduced a second two-week public notice period to address concerns about the legal language used in the previous public notice as well as concerns about the public’s ability to review the subject applications, which notice period closed on March 26. We anticipate ADNR will issue final decisions on the water rights applications in the first half of 2021.

In April 2020, the ADNR’s Division of Oil and Gas agreed to reconsider its decision on the State ROW agreement and lease authorization for the buried natural gas pipeline. Under the reconsideration, in September 2020, the ADNR issued for additional public comment a revised Consideration of Comments document. This document further illustrates how the ADNR is considering previous public input that was solicited in the ROW review, including how cumulative effects are addressed in the decision. The comment period ended on November 9, 2020 and we anticipate ADNR will re-issue the ROW agreement and lease authorization in the first half of 2021.

My report would not be complete without a proper reference to NOVAGOLD’s strong financial position. As of February 28, 2021, we had $114.2 million in cash and term deposits. In July 2021, we expect to receive an additional $75 million from Newmont resulting from the sale of our 50% interest in the Galore Creek project in 2018. We expect our existing financial resources and future incoming payments to be sufficient for NOVAGOLD to carry out its business without resorting to raising more capital until a construction decision.

I wish to thank the experienced team of professionals at NOVAGOLD, Donlin Gold and Barrick – as well as the stellar 2020 drilling contractor teams. We are proud of your professionalism and unrelenting commitment to safety, especially at a time when COVID-19 presented us with major challenges. I would also like to recognize the importance of the great mutual support we have been experiencing with our Native Corporation partners, Calista and TKC, particularly during the ongoing pandemic.

www.novagold.com
Page | 6

As we move forward together, allow me once again to express sincere appreciation to my dedicated colleagues on the NOVAGOLD Board for their unwavering support, keen engagement, and commitment to best governance practices. It is a pleasure to serve with you. My gratitude also goes to the various State agencies for their diligent and professional work and adherence to well-established regulatory procedures, particularly during these challenging times.

Lastly, we are blessed to have a stellar group of long-term shareholders supporting the value of our strategy. To all of our shareholders, including Paulson & Co., Fidelity Investments, BlackRock, the Saudi Public Investment Fund, First Eagle, EXOR, and Van Eck, among others, NOVAGOLD is thankful for your continued dedication, engagement, and encouragement. This is especially noteworthy during a global pandemic – a result of our team’s flexibility and adaptability. The strong relationships that we enjoy with everyone from our retail shareholders to our institutional shareholders were deepened, and many have added to their positions in the past several months. NOVAGOLD will continue to apply its efforts to deliver on its strategy to increase shareholder wealth in a safe and socially responsible manner. Best of health and safety to all.

Sincerely,

Gregory A. Lang
President & CEO

Financial Results

in thousands of U.S. dollars, except for per share amounts

	Three months ended February 28, 2021 $	Three months ended February 29, 2020 $
General and administrative expense (1)	5,329	4,714
Equity loss – Donlin Gold	1,968	1,568
Total operating expenses	7,297	6,282

Loss from operations	(7,297)	(6,282)
Interest expense on promissory note	(1,434)	(1,760)
Accretion of notes receivable	854	824
Other income (expense), net	(79)	887
Income tax expense	—	(264)
Net loss	(7,956)	(6,595)

Net loss per common share, basic and diluted	(0.02)	(0.02)

	At February 28, 2021 $	At November 30, 2020 $
Cash and term deposits	114,193	121,906
Total assets	218,040	224,441
Total liabilities	113,180	113,714

(1) Includes share-based compensation expense of $2,042 and $1,761 for the first quarter-ended February 28, 2021 and quarter-ended February 29, 2020, respectively.

www.novagold.com
Page | 7

For the first quarter ended February 28, 2021, NOVAGOLD’s share of Donlin Gold losses increased from $1.6 million in 2020 to $1.9 million in 2021 due to the work in completing the 2020 drill program assays.

General and administrative expense increased from $4.7 million in 2020 to $5.3 million in 2021 primarily due to higher share-based compensation costs, salaries, and legal fees.

In the first three months of 2021, total cash, cash equivalents and term deposits decreased by $7.7 million of which $4.3 million was used in operating activities for administrative costs and working capital changes, $2.9 million was used to fund Donlin Gold and $0.7 million related to withholding taxes paid on vested performance share units (PSUs). Effects of exchange rate changes also increased cash by $0.3 million.

Net cash used in operating activities of continuing operations increased by $0.8 million, due to lower interest income and higher general and administrative costs. Net cash provided from (used in) investing activities included a $0.3 million increase in Donlin Gold funding due to the work in completing the 2020 drill program assays. Term deposits were reduced by $10 million in the first quarter with the proceeds deposited in interest-bearing savings accounts.

As of February 28, 2021, we had cash and cash equivalents of $63.2 million and term deposits of $51.0 million. In July 2021, we expect to receive $75 million from the first note receivable from Newmont in relation to the 2018 sale of our 50% interest in the Galore Creek project. The term deposits are denominated in U.S. dollars and are held at Canadian chartered banks. Additional capital will be necessary if a decision to commence engineering and construction is reached for the Donlin Gold project.

2021 Outlook

We continue to anticipate spending approximately $31 to $35 million in 2021, which includes $18 to $22 million to fund our share of expenditures at the Donlin Gold project ($11 million for the 2021 drilling program, camp improvements and studies; $7 million for permitting, community engagement and administration; and an additional $4 million for other studies contingent upon mid-year approval by both owners) and $13 million for corporate general and administrative costs.

NOVAGOLD’s primary goals in 2021 are to continue to advance the Donlin Gold project toward a construction decision; maintain/increase support for Donlin Gold among the project’s stakeholders; promote a strong safety, sustainability, and environmental culture; maintain a favorable reputation of NOVAGOLD, its governance practices, and its project among shareholders; and manage the Company treasury effectively and efficiently, including streamlining the corporate structure. Our operations primarily relate to the delivery of project milestones, including the achievement of various technical, environmental, sustainable development, economic and legal objectives, obtaining necessary permits, completion of feasibility studies, preparation of engineering designs and the financing to fund these objectives.

Conference Call & Video Webcast Details

NOVAGOLD’s conference call and video webcast to discuss these results will take place April 1, 2021 at 8:00 a.m. PT (11:00 a.m. ET). The video webcast and conference call-in details are provided below.

Video Webcast:	http://services.choruscall.ca/links/novagold20210401.html
North American callers:	1-800-319-4610
International callers:	1-604-638-5340

Questions may be submitted prior to the call at info@novagold.com. There will also be an opportunity to ask questions during the webcast following the presentation.

www.novagold.com
Page | 8

About NOVAGOLD

NOVAGOLD is a well-financed precious metals company focused on the development of its 50%-owned Donlin Gold project in Alaska, one of the safest mining jurisdictions in the world. With approximately 39 million ounces of gold in the measured and indicated mineral resource categories, inclusive of proven and probable mineral reserves (541 million tonnes at an average grade of approximately 2.24 grams per tonne in the measured and indicated resource categories on a 100% basis),9 Donlin Gold is regarded to be one of the largest, highest-grade, and most prospective known open pit gold deposits in the world.

According to the Donlin Gold FS as defined below, once in production, Donlin Gold is expected to produce an average of more than one million ounces per year over a 27-year mine life on a 100% basis. The Donlin Gold project has substantial exploration potential beyond the designed footprint which currently covers three kilometers of an approximately eight-kilometer-long gold-bearing trend. Current activities at Donlin Gold are focused on State permitting, optimization work, community outreach, and workforce development in preparation for the eventual construction and operation of this project. With a strong balance sheet, NOVAGOLD is well-positioned to fund its share of permitting and optimization advancement efforts at the Donlin Gold project.

Donlin Gold is a committed partner to the Alaska Native Communities both surrounding the project and within the State as a whole. This commitment underpins our approach. An important factor that distinguishes Donlin Gold from most other mining assets in Alaska is that the project is located on private land designated for mining activities five decades ago. Donlin Gold has entered into life-of-mine agreements with Calista, which owns the subsurface mineral rights, and TKC, a collection of 10 village corporations, which owns the surface land rights, and is committed to providing employment opportunities, scholarships, and preferential contract considerations to Calista and TKC shareholders. These agreements include a revenue-sharing structure, established by the Alaska Native Claims Settlement Act (ANSCA) of 1971, which resolved Alaska Native land claims, allotting 44 million acres of land for use by Alaska Native Corporations. Additionally, our long-term commitment to economic development is exemplified by Donlin Gold’s support of TKC’s initiative to launch energy and infrastructure projects in Middle Kuskokwim villages. These partnerships, activities, and programs are illustrative of the commitment to the sustainable and responsible development of the Donlin Gold project for the benefit of all stakeholders.

QA/QC Procedures

The QA/QC procedures for the 2020 Donlin Gold drill program and sampling protocol were developed and managed by Donlin Gold LLC and overseen by Barrick and NOVAGOLD. The chain of custody from the drill site to the sample preparation facility was continuously monitored. All samples are HQ-diameter core. Approximately 93% core recovery was achieved. Core was logged, cut, and sampled at site by Donlin Gold employees. Samples were primarily collected on two-meter lengths, with a minimum length of 0.3 meters and maximum length of approximately 3.5 meters. Sampled half-core was crushed and pulverized in ALS Limited’s Fairbanks, Alaska; Whitehorse, Yukon; or Vancouver, British Columbia sample preparation facilities. Pulp samples were sent to the ALS labs in Vancouver, British Columbia; Lima, Peru; or Reno, Nevada for gold assays and to labs in Vancouver, British Columbia or Lima, Peru for multi-element analysis. At least 14 quality control samples (four standards, four coarse blanks, two pulp blanks, two coarse duplicates, and two pulp duplicates) were inserted into each batch of 80 samples. The review of the quality control samples did not indicate any bias or error. There are no known factors that would materially affect the accuracy or reliability of the drill program data referred to in this media release.

______________________

9 Donlin Gold data as per the Donlin Gold FS (as defined herein). Donlin Gold measured resources of approximately 8 Mt grading 2.52 g/t and indicated resources of approximately 534 Mt grading 2.24 g/t, each on a 100% basis and inclusive of mineral reserves. Mineral resources have been estimated in accordance with NI 43-101.

www.novagold.com
Page | 9

Downhole directional surveys were completed on all reported completed holes by both Boart Longyear drill operators and on 96% of reported completed holes by DGI Geoscience Inc. technicians, and collar surveys were completed on all holes by Professional Licensed Surveyors from either Rowland Engineering Consultants or Brice Engineering LLC.

Each of ALS Limited, Boart Longyear, DGI Geoscience Inc., Rowland Engineering Consultants, and Brice Engineering LLC are independent of Donlin Gold, Barrick, and NOVAGOLD.

Scientific and Technical Information

Certain scientific and technical information contained herein with respect to the Donlin Gold project is derived from the “Donlin Creek Gold Project Alaska, USA NI 43-101 Technical Report on Second Updated Feasibility Study” prepared by AMEC with an effective date of November 18, 2011, as amended January 20, 2012 (the “Second Updated Feasibility Study”). Kirk Hanson, P.E., Technical Director, Open Pit Mining, North America, (AMEC, Reno) is the Qualified Person responsible for the preparation of the independent technical report, and an independent “qualified person” as defined by NI 43-101. Wood Canada Limited (“Wood” formerly AMEC Americas Limited) is currently updating all sections of the Second Updated Feasibility Study with updated costs, economic assessment, permitting information, and technical information related to permitting, generated on the Donlin Gold project since 2011, which is anticipated to be finalized and filed during 2021. Based on that cost review, Wood determined that updating the Second Updated Feasibility Study using 2020 costs and new gold price guidance results in no material change to the mineral resources or mineral reserves. The economic assessment in the updated study may be materially different than in the 2011 study.

Clifford Krall, P.E., who is the Mine Engineering Manager for NOVAGOLD and a “qualified person” under NI 43-101, has approved and verified the scientific and technical information related to the 2020 Donlin Gold drill program contained in this media release. To verify the information related to the drilling program, he visited the project site twice during the 2020 field season; discussed and observed logging, sampling, and sample shipping processes with responsible site staff; discussed and reviewed assay and QA/QC results with responsible personnel; and reviewed supporting documentation, including drill hole location and orientation and significant assay interval calculations.

NOVAGOLD Contacts:

Mélanie Hennessey
Vice President, Corporate Communications

Jason Mercier
Manager, Investor Relations

604-669-6227 or 1-866-669-6227

Cautionary Note Regarding Forward-Looking Statements

This media release includes certain “forward-looking information” and “forward-looking statements” (collectively “forward-looking statements”) within the meaning of applicable securities legislation, including the United States Private Securities Litigation Reform Act of 1995. Forward-looking statements are frequently, but not always, identified by words such as “expects”, “anticipates”, “believes”, “intends”, “estimates”, “potential”, “possible”, and similar expressions, or statements that events, conditions, or results “will”, “may”, “could”, “would” or “should” occur or be achieved. Forward-looking statements are necessarily based on several opinions, estimates and assumptions that management of NOVAGOLD considered appropriate and reasonable as of the date such statements are made, are subject to known and unknown risks, uncertainties, assumptions and other factors that may cause the actual results, activity, performance or achievements to be materially different from those expressed or implied by such forward-looking statements. All statements, other than statements of historical fact, included herein are forward-looking statements. These forward-looking statements include statements regarding the anticipated work program for the 2021 field season, anticipated benefits from the 2020 drill program including an improved geological model for Donlin Gold; the update to the Second Updated Feasibility Study and the results and timing thereof, ongoing support provided to key stakeholders including Native Corporation partners; the potential impact of the COVID-19 pandemic on the development of Donlin Gold; the potential development and construction of Donlin Gold; the sufficiency of funds to continue to advance development of Donlin Gold; perceived merit of properties; mineral reserve and resource estimates; the timing and likelihood of permits, including but not limited to the re-issuance of the ROW agreement and lease authorization for the project’s buried natural gas pipeline; the statements under the heading “2021 Outlook”; and future share price performance of NOVAGOLD. In addition, any statements that refer to expectations, intentions, projections or other characterizations of future events or circumstances are forward-looking statements. Forward-looking statements are not historical facts but instead represent NOVAGOLD’s management expectations, estimates and projections regarding future events or circumstances on the date the statements are made.

www.novagold.com
Page | 10

Important factors that could cause actual results to differ materially from expectations include the need to obtain additional permits and governmental approvals; the timing and likelihood of permits including but not limited to the right-of-way lease offer for the project’s buried natural gas pipeline; the need for additional financing to explore and develop properties and availability of financing in the debt and capital markets; the outbreak of the coronavirus global pandemic (COVID-19); uncertainties involved in the interpretation of drill results and geological tests and the estimation of reserves and resources; changes in mineral production performance, exploitation and exploration successes; changes in national and local government legislation, taxation, controls or regulations and/or changes in the administration of laws, policies and practices, expropriation or nationalization of property and political or economic developments in the United States or Canada; the need for continued cooperation between Barrick and NOVAGOLD for the continued exploration, and development and eventual construction of the Donlin Gold property; the need for cooperation of government agencies and native groups in the development and operation of properties; risks of construction and mining projects such as accidents, equipment breakdowns, bad weather, disease pandemics, non-compliance with environmental and permit requirements, unanticipated variation in geological structures, ore grades or recovery rates; unexpected cost increases, which could include significant increases in estimated capital and operating costs; fluctuations in metal prices and currency exchange rates; whether a positive construction decision will be made regarding Donlin Gold; and other risks and uncertainties disclosed in NOVAGOLD’s most recent reports on Forms 10-K and 10-Q, particularly the "Risk Factors" sections of those reports and other documents filed by NOVAGOLD with applicable securities regulatory authorities from time to time. Copies of these filings may be obtained by visiting NOVAGOLD’s website at www.novagold.com, or the SEC's website at www.sec.gov, or at www.sedar.com. The forward-looking statements contained herein reflect the beliefs, opinions and projections of NOVAGOLD on the date the statements are made. NOVAGOLD assumes no obligation to update the forward-looking statements of beliefs, opinions, projections, or other factors, should they change, except as required by law.

Cautionary Note to United States Investors

NOVAGOLD cautions that this media release has been prepared in accordance with the requirements of the securities laws in effect in Canada, which differ from the requirements of U.S. securities laws. Unless otherwise indicated, all resource and reserve estimates included in this media release have been prepared in accordance with Canadian National Instrument 43-101 Standards of Disclosure for Mineral Projects (“NI 43-101”) and the Canadian Institute of Mining, Metallurgy and Petroleum (CIM)—CIM Definition Standards on Mineral Resources and Mineral Reserves, adopted by the CIM Council, as amended (“CIM Definition Standards”). NI 43-101 is a rule developed by the Canadian Securities Administrators which establishes standards for all public disclosure an issuer makes of scientific and technical information concerning mineral projects. Canadian standards, including NI 43-101, differ significantly from the requirements of the United States Securities and Exchange Commission (SEC) Industry Guide 7 (“SEC Industry Guide 7”), and resource and reserve information contained herein may not be comparable to similar information disclosed by U.S. companies. NOVAGOLD’s disclosure concerning Reserve & Resources Estimates remains consistent with NI 43-101. Under SEC Industry Guide 7, mineralization may not be classified as a "reserve” unless the determination has been made that the mineralization could be economically and legally produced or extracted at the time the reserve determination is made. SEC Industry Guide 7 normally does not permit the inclusion of information concerning "measured mineral resources”, "indicated mineral resources” or "inferred mineral resources” or other descriptions of the amount of mineralization in mineral deposits that do not constitute "reserves” under SEC Industry Guide 7 in documents filed with the SEC. Investors should also understand that "inferred mineral resources” have a great amount of uncertainty as to their existence and great uncertainty as to their economic and legal feasibility. Under Canadian rules, estimated "inferred mineral resources” may not form the basis of feasibility or pre-feasibility studies except in rare cases. Disclosure of "contained ounces” in a resource is permitted disclosure under Canadian regulations; however, the SEC normally only permits issuers to report mineralization that does not constitute "reserves” under SEC Industry Guide 7 as in-place tonnage and grade without reference to unit measures. The requirements of NI 43-101 for identification of "reserves” are also not the same as those of SEC Industry Guide 7, and reserves reported by NOVAGOLD in compliance with NI 43-101 may not qualify as "reserves” under SEC Industry Guide 7. Donlin Gold does not have known reserves, as defined under SEC Industry Guide 7. Accordingly, information concerning mineral deposits set forth herein may not be comparable with information made public by companies that report in accordance with SEC Industry Guide 7.

www.novagold.com
Page | 11

On October 31, 2018, the SEC adopted a final rule (“New Final Rule”) that will replace SEC Industry Guide 7 with new disclosure requirements that are more closely aligned with current industry and global regulatory practices and standards, including NI 43-101. Companies must comply with the New Final Rule for the Company’s first fiscal year beginning on or after January 1, 2021, which for NOVAGOLD would be the fiscal year beginning December 1, 2021. The New Final Rule provides that SEC Industry Guide 7 will remain effective until all registrants are required to comply with the New Final Rule, at which time SEC Industry Guide 7 will be rescinded. While early voluntary compliance with the New Final Rule is permitted, NOVAGOLD has not elected to comply with the New Final Rule at this time.

www.novagold.com
Page | 12